 Exhibit 99.1

AeroGrow Reports Results for Fiscal Year Ended March 31, 2010

•	Revenue of $17.3 million as Company shifts to Direct Response business model
•	Net loss improves almost 40% year over year as cost reductions gain traction
•	$7.0 million recapitalization addresses liquidity and capital issues

Boulder, CO - June 25, 2010 - AeroGrow International, Inc. (OTCBB:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the fiscal year ended March 31, 2010.

For the fiscal year ended March 31, 2010, AeroGrow reported revenue of $17.3 million, down 54% from the year ended March 31, 2009.  The decline in sales was largely due to a deliberate shift in the Company’s business strategy to reduce its exposure to its retail sales channel.  This resulted in sales to retailers declining by 70%, which accounted for almost 80% of the overall sales decrease.

The decision to reduce the Company’s retail exposure was driven by concerns regarding the relatively low profit margins, high capital requirements, operational requirements, and changing customer dynamics in the retail channel.  During the fiscal year, the Company terminated its relationships with a number of large retail chains and re-focused its efforts on building its direct-to-consumer business.

Despite the lower level of sales, this shift in strategy, along with aggressive cost cutting that resulted in a 49% year-over-year reduction in overhead expense, led to a significant improvement in financial performance.  AeroGrow reported a net loss for the year of $6.3 million, or ($0.50) per share, an improvement of 39% from a loss of $10.3 million, or ($0.82) per share, for the year ended March 31, 2009.

AeroGrow also announced that it closed on a second tranche of its convertible note issue, bringing the total amount to $7.0 million, including $200 thousand in binding investor commitments to purchase additional convertible notes.  This previously-disclosed capital raise enabled the Company to restructure its debt facilities, address certain operational requirements, and position the Company to invest in building its direct-to-consumer business.

"We spent the greater part of last year formulating and implementing a strategy designed to secure the long-term future of the brand, in the context of very weak economic conditions and the limited capital base at our disposal,” said Jack Walker, Chairman and CEO of AeroGrow.  “In that environment, job number one was to secure new capital for operations and growth and we have successfully completed that critical mission.

“Our second priority was to complete the strategic shift of our business from a retailer-driven sales model to one driven by direct-to-consumer sales, and that is also largely complete.  We believe the revenue generated by the retail channel was not justified by the financial returns, particularly in light of the capital and overhead necessary to support that side of our business.  The direct-to-consumer model allows us improved margins, lower overhead and capital requirements, SKU consolidation efficiencies, better inventory management, and the general flexibility and nimbleness in operations needed in a company our size. I believe the year-over-year improvement in our net loss demonstrates the early results from our actions, and the potential this business has for the future.”

The Company delivered improvement in nearly every key direct response metric, including a 78.9% increase in media efficiency and a 13.4% increase in the size of its active customer database.  These improvements were achieved despite reductions in media spending necessitated by the Company’s liquidity constraints, and despite the overall decline in revenue.

During the fiscal year the Company also undertook aggressive cost cutting measures which significantly lowered costs in every major expense category.   Operating expenses, excluding cost of sales, fell by over $11 million during the fiscal year, to about half the level of the prior year.  The Company’s workforce was reduced, including reductions in the size of the senior management team.  These cost saving initiatives were partially offset by charges taken for severance and for inventory reserves recognized to address some product, packaging, and display material that were made obsolete by the Company’s change in business focus.

“We expect that our current fiscal year will be a transitional one, with continued positive impact from our cost-cutting measures, a greater ability to fund advertising media to drive sales, and greater operational efficiencies driven by our improved liquidity and capital structure,” continued Mr. Walker.  “These positive forces will be countered by downward sales pressure caused by inventory shortages that resulted from the cash constraints we experienced through most of the first half of calendar 2010, and that will continue to impact our sales for at least the first half of our fiscal year.

“We believe we are now sized correctly for our anticipated volumes, with a sales and marketing strategy that can grow the business to profitability while containing costs, a much improved balance sheet and, thankfully, with an engaged and active customer base that continues to respond to our products and marketing messages.”

Results of Operations:

For the fiscal year ended March 31, 2010 (“Fiscal 2010”), our net sales totaled $17,251,347, a decrease of 53.9% from the fiscal year ended March 31, 2009 (“Fiscal 2009”).

Our sales to retailer customers declined by 69.7% to $6,923,619, representing 78.7% of the overall sales decrease we experienced during Fiscal 2010.  The reduction in sales to retailers reflected a combination of factors, included our decision to de-emphasize sales to retailers because of the higher risk and lower margins associated with these sales.  In addition, during Fiscal 2010, retailers generally took a more cautious approach to inventory decisions, resulting in fewer and smaller orders than in previous years.  As a result of our strategic decision to reduce our exposure to the retail channel, and, in some case, inventory actions by certain retailers, we reduced the number of retail store doors carrying our products, to an estimated 1,290 at March 31, 2010, from approximately 7,500 a year earlier.

Our direct-to-consumer sales also declined, by 19.4% to $9,921,278, despite a 78.9% year-over-year increase in the efficiency of our marketing efforts during Fiscal 2010, as measured by dollars of direct-to-consumer sales per dollar of advertising expense.  However, we reduced our revenue-generating advertising spending by 54.9% during Fiscal 2010, more than offsetting the increase in marketing efficiency, because of our cash constraints, and our decision to implement a more targeted marketing program during the year in light of the difficult macroeconomic environment.  Sales to international distributors also fell, by 82.5% to $406,450 in Fiscal 2010 as we did not promote international sales, and our distributors’ inventory levels in existing markets were sufficient to meet most of our international consumer demand, thereby limiting re-orders.

Our gross margin for the fiscal year ended March 31, 2010 was 31.3%, down from 36.7% in the prior year.  The reduction in gross margin reflected a number of factors including severe operational inefficiencies caused by our cash constraints during Fiscal 2010, a higher inventory reserve established during Fiscal 2010, and the impact of fixed facility costs on a lower level of revenue during the year.

Operating expenses other than cost of revenue for the fiscal year ended March 31, 2010 totaled $11,642,130, 49.3% or $11,320,576 lower than the prior fiscal year.  This decrease reflected the combined impacts of lower headcount and cost reduction initiatives executed throughout the year.  Sales and marketing costs were reduced by 55.7%, including a $2,802,479, or 54.9% reduction in advertising spending caused in large part by the cash constraints we experienced throughout Fiscal 2010, as well as by planned reductions we implemented in reaction to the impact of the global economic recession on consumer spending.  General and administrative expense totaled $5,112,647 during Fiscal 2010, representing a $1,930,744, or 27.4% reduction relative to the prior fiscal year.  The lower general and administrative expense primarily reflected the impact of headcount reductions, lower legal and accounting costs, lower facility costs, and reductions in corporate and governance expenses, partially offset by a higher allowance for bad debts associated with the termination of our relationships with certain retailers.  Research and development costs also declined year-over-year, by $1,721,752, or 80.2%, to $424,741 in Fiscal 2010.  The reduction in research and development expense primarily reflected the impact of lower headcount relative to the prior fiscal year.

Our loss from operations totaled $6,237,182 for Fiscal 2010, as compared to a loss of $9,223,625 in the prior year.  The lower loss reflected the impact of cost savings initiatives and lower media spending which offset the impact of lower sales and gross margin during Fiscal 2010.

Other income for Fiscal 2010 totaled $94,023 as compared to a net expense of $1,089,889 in the prior year. The year-over-year change reflected $807,310 in gains recorded as a result of negotiated reductions in accounts payable amounts owed to certain vendors, and a $56,819 decrease in interest expense resulting from a lower average level of debt outstanding being offset by a higher effective interest rate during Fiscal 2010.

The net loss for Fiscal 2010 was $6,331,205 as compared to a net loss of $10,313,514 in Fiscal 2009.  The lower loss reflected the impact of cost savings initiatives, lower media spending, and the gains recorded on the negotiated reductions in accounts payable which offset the impact of lower sales and gross margin during the period.

AEROGROW INTERNATIONAL, INC.
Statement of Operations
	Fiscal Years Ended March 31
	2010	2009	2008
Revenue
Product sales, net	$17,251,347	$37,449,868	$38,356,676

Operating expenses
Cost of revenue	11,846,399	23,710,787	22,975,385
Research and development	424,741	2,146,493	2,605,112
Sales and marketing	6,104,742	13,772,822	16,084,353
General and administrative	5,112,647	7,043,391	6,084,728
Total operating expenses	23,488,529	46,673,493	47,749,578

(Loss) from operations	(6,237,182)	(9,223,625)	(9,392,902)

Other (income) expense, net
Interest (income)	(8,537)	(6,285)	(115,070)
Interest expense	931,468	796,070	558,089
Interest expense – related party	117,382	195,961	-
Other (income)	(946,290)	104,143	-
Total other (income) expense, net	94,023	1,089,889	443,019

Net (loss)	$(6,331,205)	$(10,313,514)	$(9,835,921)

Net (loss) per share, basic and diluted	$(0.50)	$(0.82)	$(0.84)

Weighted average number of common
shares outstanding, basic and diluted	12,564,140	12,519,999	11,662,891

AEROGROW INTERNATIONAL, INC.
Condensed Balance Sheet

	March 31,	March 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$249,582	$332,698
Restricted cash	443,862	438,331
Accounts receivable, net of allowance for doubtful accounts of $87,197 and $1,423,508 at March 31, 2010 and March 31, 2009, respectively	478,113	2,278,052
Other receivables	259,831	332,059
Inventory, net	3,493,732	8,350,135
Prepaid expenses and other	338,095	565,454
Total current assets	5,263,215	12,296,729
Property and equipment, net of accumulated depreciation of $2,486,377 and $1,675,148 at March 31, 2010 and March 31, 2009, respectively	1,002,530	1,768,369
Other assets
Intangible assets, net of $6,854 and $3,515 of accumulated amortization at March 31, 2010 and March 31, 2009, respectively	275,599	231,590
Deposits	240,145	110,776
Deferred debt issuance costs, net of accumulated amortization of $486,791 and $243,937 at March 31, 2010 and March 31, 2009, respectively	62,291	201,726
Total other assets	578,035	544,092
Total Assets	$6,843,780	$14,609,190
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$3,354,703	$8,338,559
Current portion - long term debt – Related Party	911,275	1,099,060
Current portion – long term debt	3,053,984	-
Accrued expenses	1,449,977	2,318,670
Customer deposits	339,041	246,728
Deferred rent	40,773	57,283
Total current liabilities	9,149,753	12,060,300
Long-term debt	1,020,957	5,547,144
Long-term debt-related party	-	1,233,371
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 7,586 issued and outstanding	8	-
Common stock, $.001 par value, 500,000,000 shares authorized, 12,398,249 and 13,342,877 shares issued and outstanding at March 31, 2010 and March 31, 2009, respectively	12,398	13,343
Additional paid-in capital	52,933,467	45,696,630
Accumulated (deficit)	(56,272,803)	(49,941,598)
Total Stockholders' Equity (Deficit)	(3,326,930)	(4,231,625)

Total Liabilities and Stockholders' Equity (Deficit)	$6,843,780	$14,609,190

SALES BY CHANNEL

	Year ended March 31
	2010	2009	2008
Sales – retail	$6,923,619	$22,820,944	$23,910,782
Sales – direct-to-Consumer	9,921,278	12,304,018	13,704,717
Sales – international	406,450	2,324,906	741,177
	$17,251,347	$37,449,868	$38,356,676

SALES BY PRODUCT TYPE

	Year ended March 31
	2010	2009	2008
Product Revenue
AeroGardens	$11,448,117	$29,134,960	$31,540,407
Seed kits and accessories	5,803,230	8,314,908	6,816,269
Total	$17,251,347	$37,449,868	$38,356,676
% of Revenue
AeroGardens	66.4%	77.8%	82.2%
Seed kits and accessories	33.6%	22.2%	17.8%
Total	100.0%	100.0%	100.0%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jack Walker, Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.